Exhibit 107

CALCULATION OF FILING FEE TABLE

Schedule 14A

(Form Type)

Sonim Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to Be Paid	$20,000,000.00	(1)	0.00013810	$2,762.00	(2)
Fees Previously Paid	—			—
Total Transaction Valuation	$20,000,000.00
Total Fees Due for Filing				$2,762.00
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$2,762.00

Capitalized terms used below but not defined herein shall have the meanings ascribed to them in the asset purchase agreement, by and among the registrant, Pace Car Acquisition LLC, the Seller Representative named in the asset purchase agreement, and Social Mobile Technology Holdings LLC, dated as of July 17, 2025, as amended.

(1)	Estimated solely for purposes of calculating the filing fee, based on the cash consideration to be received by the registrant in consideration for the Asset Sale, including the Earn-Out Payment, as computed in accordance with Rule 0-11 (§ 240.0-11(c)(2)) of the Securities Exchange Act of 1934, as amended.

(2)	In accordance with Section 14(g) of the Exchange Act, the filing fee was calculated by multiplying the aggregate consideration to be received by the registrant determined as described in footnote (1) above by 0.00013810.